Second Amended Schedule A

To the Underwriting and Distribution Agreement

List of Funds

This Schedule A shall apply to the Shares of the Series in the Trust as listed below and any other Series that may be started in the future that are advised by the Investment Adviser, as reflected by amendment to this list:

Effective as of: September 9, 2014

JOHCM International Select Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Global Equity Fund

JOHCM International Small Cap Equity Fund

JOHCM Asia Ex-Japan Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM US Small Mid Cap Equity Fund

ADVISERS INVESTMENT TRUST

/s/ Dina A. Tantra
Name: Dina A. Tantra
Title: President

BHIL Distributors, Inc.

/s/ Brenda J. Bittermann
Name: Brenda J. Bittermann
Title: President

J O HAMBRO CAPITAL MANAGEMENT LIMITED

/s/ M. Helen Vaughan
Name: M. Helen Vaughan
Title: COO

J O HAMBRO CAPITAL MANAGEMENT LIMITED

/s/ Andrew Rice
Name: Andrew Rice
Title: Finance Director